EXHIBIT  99.1

DREWRYS BREWING COMPANY

SUBSCRIPTION AGREEMENT

TO:  Francis P. Manzo III, President
         Drewrys Brewing Company
         5402 Brittany Drive
         McHenry, IL 60050

Dear Mr. Manzo:

The undersigned hereby subscribes for and agrees to purchase _____________________ shares of Common Stock of Drewrys Brewing Company., a Nevada corporation, as described in the Prospectus dated November ___, 2010.

Enclosed is my check to the order of Drewrys Brewing Company representing the purchase price for the shares in the amount of $0.10 per share. Please issue my shares as set forth below:

Date:     __________________________________________________________

Taxpayer ID No.:  ___________________________________________________

Shares are issued to: ☐     Individual name

         ☐ Joint Tenants with rights of survivorship

         ☐ Tenant's in common

         ☐ Tenants by the entireties

         ☐ As custodian for ____________________________________________
                   under                                            (state)
                   Uniform Transfers to Minors Act

         ☐ As Trustee under Declaration of Trust
                   Dated _______________________________________ for and on behalf of ______________________________________________ (beneficiary)

          ☐ Other ____________________________________________________

Print name and address of Shareholder as it will appear on the shareholder records:

__________________________________________________________________

__________________________________________________________________

Telephone No.:  _____________________________________________________

Fax No.:  ___________________________________________________________

E-mail:  ____________________________________________________________